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                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                           ____________
                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                           ____________

                   BIOPOOL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)

                             Delaware
          (State or other jurisdiction of Incorporation)

                            58-1729436
               (I.R.S. employer identification No.)

6025 Nicolle Street, Suite A, Ventura, California          93003
    (Address of principal executive offices)             (Zip Code)

      Biopool International, Inc. 1993 Stock Incentive Plan
                       (Full title of plan)

                      Michael D. Bick Ph.D.
                   6025 Nicolle Street, Suite A
                    Ventura, California  93003
             (Name and address of agent for service)

                          (805) 654-0643
  (Telephone number, including area code, of agent for service)
                           ____________
                            Copies to:
                     Scott W. Alderton, Esq.
                 Troop Meisinger Steuber & Pasich
                  10940 Wilshire Blvd. Suite 800
                  Los Angeles, California 90024
                          (310) 824-7000
                           ____________

                 CALCULATION OF REGISTRATION FEE
___________________________________________________________________
                               Proposed     Proposed
     Title of                  Maximum      Maximum
    Securities      Amount     Offering     Aggregate     Amount
      to be         to be      Price Per    Offering   Registration
    Registered    Registered   Share (1)    Price (1)      Fee
___________________________________________________________________
   Common Stock   1,650,000      $3.00     $4,950,000   $1,706.90
___________________________________________________________________

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

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                             PART II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents are incorporated herein by reference:

    (a) Registrant's Annual Report on Form 10-K, for the fiscal year ended December 31, 1995;

    (b) Registrant's Quarterly Report on Form 10-Q, for the quarters ended March 31, 1996, June 30, 1996 and
         September 30, 1996; and

    (c)  The information under the caption "DESCRIPTION OF
         SECURITIES--Common Stock" on Page 35 of Registrant's
         Registration Statement on Form S-1 (Registration No.
         33-20584).

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  DESCRIPTION OF SECURITIES.

    The securities to be offered are registered under Section
12 of the Exchange Act.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    None.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law
("DGCL") provides that the Registrant may indemnify an officer or director who is made a party or threatened to be made a party to any action or proceeding (including a law suit or derivative action) because of his position, against expenses actually and reasonably incurred by him in connection with the action, if he acted in good faith in a manner he reasonably believed to be in

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or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If the officer or director is adjudged liable to the Registrant, indemnity can be made only by court order. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. Also,
Section 145 of the DGCL provides that the Registrant may advance expenses incurred by a director or officer in defending an action or proceeding if the director or officer agrees to repay such amounts if it is determined that he is not entitled to be indemnified.

    Article VII, Section 8.1 of the Registrant's Bylaws provides that the Registrant shall (a) indemnify any officer or director who is made a party or threatened to be made a party to any action or proceeding by or in the right of the Registrant, because of his or her position, against expenses actually and reasonably incurred by him in connection with the action or proceeding, and (b) indemnify any officer or director who is made a party or threatened to be made a party to any action or proceeding (other than an action by or in the right of the Registrant), because of his or her position, against expenses, judgements, fines and settlements actually and reasonably incurred by him in connection with the action or proceeding, to the fullest extent permissible under subsections (a) through (e) of Section 145 of the DGCL. Thus, directors and officers of the Registrant will be indemnified by the Registrant provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the Registrant's best interests, and, with respect to any criminal action, if such person had no reasonable cause to believe that his conduct was unlawful. The Registrant may not indemnify a director or officer, absent of court order, if such person was found liable to the Registrant and the Registrant must indemnify any director or officer who is successful on the merits of his defense. Additionally, the Registrant may advance expenses to a director or officer in accordance with Section 145 of the DGCL summarized in the preceding paragraph.

    The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL. Section 102(b)(7) permits the Registrant to eliminate the personal liability of its directors to the Registrant, or any of its stockholders, for monetary damages resulting from the breach of the director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or

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omissions not in good faith or which involve intentional
misconduct or knowing violation of law, (iii) pursuant to Section
174 of the DGCL (involving certain unlawful dividends or stock purchases, as described more fully below), or (iv) for any transaction for which the director derived an improper personal benefit (the "Liability Provision").

    The Liability Provision provides the Registrant's directors with the full protection against personal liability that is permitted under the DGCL. The Liability Provision eliminates personal liability of director to the Registrant or its stockholders for monetary damages in the future if there is any breach of fiduciary duty (including, without limitation, any liability for gross negligence in the performance of their duties), except (i) for any breach of the director's duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for violations of section 174 of the DGCL or (v) for any transaction from which the director derived an improper personal benefit.
Section 174 of the DGCL provides that directors shall, under certain circumstances, be jointly and severally liable for willful or negligent violations of Sections 160 and 173 of the DGCL. Section 160 of the DGCL imposes certain requirements with respect to stock repurchases and redemptions, and Section 173 of the DGCL imposes certain requirements with respect to dividends. Subject to these exceptions, under the Liability Provision, directors do not have any personal liability to the Registrant or its stockholders for any violation of fiduciary duty. The limitation of liability only applies to claims by the Registrant or its stockholders and does not preclude or limit recovery of damages by third parties, such as creditors. The Liability Provision further provides that any repeal or modification of the limitations on liability set forth in the Liability Provision does not apply to acts or omissions of directors that occurred before such repeal or modification.

    The effect of the Liability Provision is to eliminate personal liability of directors for violations of their fiduciary duty of care. The Liability Provision absolves directors from liability to the Registrant or its stockholders for negligence in the performance of their duties, including gross negligence. The Liability Provision does not, however, insulate directors of the Registrant from liability to the Registrant or its stockholders for breach of the duty of loyalty and for other types of "bad faith" conduct.

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    While the Liability Provision protects directors from
awards of monetary damages for breaches of the duty of care, it does not eliminate or change the duty of care. Accordingly, the Liability Provision does not limit the availability of equitable remedies, such as an injunction or rescission based on a directors's breach of the duty of care, although, as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). The Liability Provision eliminates the liability of directors only for future conduct and does not apply to acts or omission of directors that occurred before its adoption. The Liability Provision also does not apply to claims against a director arising out of actions taken in his capacity as an officer, or limit or affect the stockholders' ability to seek and obtain relief under any other law, including the federal securities laws.

    The Liability Provision limits the remedies available to a stockholder seeking to challenge a Board decision protected by the Liability Provision, including, for example, decisions relating to acquisition proposals or similar transactions. The Liability Provision may, therefore, reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty, even though such an action, if successful, might otherwise have benefited the Registrant and its stockholders.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors and officers of the Registrant pursuant to the above statutory provisions, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

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Item 8.  EXHIBITS.

    4.1     Registrant's 1993 Stock Incentive Plan.*

    4.2     Form of Incentive Stock Option Agreement.

    4.3     Form of Non-Statutory Stock Option Agreement.

    5.1 Opinion of Troop Meisinger Steuber & Pasich regarding validity of securities.

    23.1    Consent of Troop Meisinger Steuber & Pasich

    23.2    Consent of Ernst & Young.

_______________

*   Incorporated herein by reference from Registrant's Annual
    Report on Form 10-K for the fiscal year ended December 31, 1994.


Item 9.  UNDERTAKINGS.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)   To include any prospectus required by Section
         10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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         (2)  That, for the purpose of determining any liability
    under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









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                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ventura, State of California, on this 28th day of February 1997.

                             BIOPOOL INTERNATIONAL, INC.
                             (Registrant)

                             By:  /s/ Michael D. Bick, Ph.D.
                                  _____________________________
                                  Michael D. Bick, Ph.D.
                                  Chairman, Chief Executive Officer
                                  and President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

       SIGNATURE                   TITLE                     DATE


/s/ Michael D. Bick, Ph.D.    Chairman, Chief Execu-   February 28, 1997
__________________________    tive Officer, Presi-
Michael D. Bick, Ph.D.        dent and Director


/s/ Robert K. Foote           Chief Financial Officer  February 28, 1997
__________________________
Robert K. Foote


/s/ Andrew L. Cerskus, Ph.D.  Director                 February 28, 1997
__________________________
Andrew L. Cerskus, Ph.D.


/s/ Lewis J. Kaufman          Director                 February 28, 1997
__________________________
Lewis J. Kaufman


/s/ Douglas L. Ayer           Director                 February 28, 1997
__________________________
Douglas L. Ayer